[Liberty Logo]                                     600 Atlantic Avenue
LIBERTY                                            Federal Reserve Plaza
ALL-STAR                                           Boston, MA 02210-2214
--------------------                               617-722-6036
GROWTH & INCOME FUND



December 13, 1999

Dear Shareholder:

I am writing to notify you of a change to one of the five portfolio managers for the Liberty All-Star Growth & Income Fund from Wilke/Thompson Capital Management, Inc. to the TCW Funds Management, Inc. (TCW). The change was effective November 1, 1999.

Glen E. Bickerstaff, Managing Director U.S. Equities at TCW, will serve as portfolio manager to the Fund. Prior to joining TCW in 1998, Mr. Bickerstaff was a portfolio manager at Transamerica Investment Services. He has 19 years of investment experience. Mr. Bickerstaff and his investment team practice a concentrated growth-equity investment style.

Liberty All-Star Growth & Income Fund's other four portfolio managers are Boston Partners Asset Management, L.P., J.P. Morgan Investment Management Inc., Oppenheimer Capital and Westwood Management Corporation. Each portfolio manager manages an equal portion of the Fund's assets.

Please refer to the enclosed information for additional details. If you have questions, please contact your Investment Professional or Liberty Fund Services, Inc. at 1-800-345-6611. Thank you for selecting Liberty All-Star Growth & Income Fund and for giving us the opportunity to serve your investment needs.

Sincerely,

William R. Parmentier, Jr.
President

                                                    AL-088I-1099        99/1429

                     LIBERTY ALL-STAR GROWTH AND INCOME FUND
                              One Financial Center
                           Boston, Massachusetts 02111

                         INFORMATION STATEMENT REGARDING
                           CHANGE OF PORTFOLIO MANAGER

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

Background

         Liberty All-Star Growth and Income Fund (the "Fund") is a series of Liberty Funds Trust IX (the "Trust"), a Massachusetts business trust organized in 1998. The principal underwriter of the Fund is Liberty Funds Distributor, Inc. ("LFD") and the administrator of the Fund is Colonial Management Associates, Inc. ("CMA"). Both LFD and CMA are affiliates of Liberty Asset Management Company ("LAMCO"), the Fund's advisor.

         The Fund is a "multi-managed" fund that allocates its portfolio assets among a number of independent investment management organizations ("Portfolio Managers") -- currently five in number -- recommended by the Fund's advisor, LAMCO, 600 Atlantic Avenue, Boston, Massachusetts 02210. Each Portfolio Manager employs a different investment style. From time to time LAMCO rebalances the Fund's portfolio assets among the Portfolio Managers in order to maintain an approximately equal allocation of portfolio assets among them throughout all market cycles.

         LAMCO continuously monitors and evaluates the Fund's portfolio managers on a quantitative and qualitative basis. The evaluation process focuses on the firm's philosophy, investment process, people and performance. It was concluded that after evaluation based on the aforementioned criteria that LAMCO deemed it necessary to replace Wilke/Thompson Capital Management, Inc. with TCW Funds Management, Inc. effective November 1, 1999.

         Under an exemptive order issued by the Securities and Exchange Commission on September 28, 1999, the Fund may enter into a portfolio management agreement with a new Portfolio Manager without a vote of shareholders of the Fund, provided that the shareholders of the Fund are furnished information about the new Portfolio Manager and its portfolio management agreement within 90 days of the effective date of the Portfolio Manager change. This Information Statement is being furnished in connection with the replacement of Wilke/Thompson Capital Management, Inc. by TCW Funds Management, Inc. as a Portfolio Manager of the Fund, as recommended by LAMCO and approved by the Board of Trustees of the Trust on October 27, 1999.

Information about TCW Funds Management, Inc.

         TCW Funds Management, Inc. ("TCW"), located at 865 South Figueroa Street, Los Angeles, California 90017, is a wholly-owned subsidiary of The TCW Group, Inc. ("TCW Group"). Established in 1971, TCW Group's direct and indirect subsidiaries, including TCW, provide a variety of trust, investment management and investment advisory services. Ownership of the TCW Group lies approximately 95% with its employees and 5% with its directors. Robert A. Day, who is Chairman of the Board of Directors of TCW Group, may be deemed to be a control person of TCW by virtue of the aggregate ownership by Mr. Day and his family of more than 25% of the outstanding voting stock of the TCW Group. As of September 30, 1999, TCW had over $55 billion in assets under management.

The following are the directors and principal executive officer of TCW:

Name and Address                 Position with TCW        Principal Occupation
Alvin Robert Albe, Jr.           Director, President      Director, President and CEO of TCW and TCW
865 South Figueroa St.           and Chief Executive      Investment Management Company ("TIMCO"); Director of
Los Angeles, CA 90017            Officer                  TCW Asia Limited; Director and Executive Vice
                                                          President - Finance & Administration of TCW
                                                          Advisors, Inc. ("TCWA"), TCW London International,
                                                          Limited, TCW Asset Management Company ("TAMCO") and
                                                          Trust Company of the West ("TCofW"); Executive Vice
                                                          President - Finance & Administration of The TCW
                                                          Group, Inc. ("TCW Group")

Thomas Ernest Larkin, Jr.        Director and Chairman    Director and Chairman of the Board of TCW; Director
865 South Figueroa St.           of the Board             and Vice Chairman of TCWA, TAMCO and TIMCO; Director
Los Angeles, CA 90017                                     of TCW Americas Development, Inc.; Director and
                                                          President of TCofW; Director, Executive Vice
                                                          President and Group Managing Director of TCW Group

Marc Irwin Stern                 Director and Chairman    Chairman of the Board of TCW, London and Americas,
865 South Figueroa St.           of the Board             Inc.; Managing Director of TCW/Latin America
Los Angeles, CA 90017                                     Partners, LLC; Director of TCW/Crescent Mezzanine,
                                                          LLC; Director and Vice Chairman  of TCWA  and
                                                          TIMCO; Investment Committee Member of Special
                                                          Credits; Chairman of the Board and Investment
                                                          Committee Member of Asia; Director, Vice Chairman
                                                          and President of TAMCO; Director, Executive Vice
                                                          President and Group Managing Director of TCW
                                                          Group


         Mr. Glen E. Bickerstaff, Managing Director, U.S. Equities, manages that portion of the Fund's portfolio assigned to TCW. Prior to joining TCW in 1998, Mr. Bickerstaff was a portfolio manager at Transamerica Investment Services.

         TCW uses a "bottom-up" approach by investing in primarily large-cap companies that have distinct business model advantages and incorporates secular growth trends.

         On November 1, 1999, the Trustees and Officers of the Trust owned less than 1% of the outstanding shares of TCW, its parent or any subsidiaries.

         The portfolio management agreement dated November 1, 1999 among the Fund, LAMCO and TCW is substantially identical to the Fund's agreements with its other Portfolio Managers. Under the portfolio management agreements, including TCW's, each Portfolio Manager has discretionary investment authority with respect to the portion of the Fund's portfolio assets allocated to it by LAMCO, subject to the Fund's investment objective and policies, to the supervision and control of the Trustees of the Trust, and to any instructions from LAMCO. The Portfolio Managers are required to use their best professional judgment in making timely investment decisions for the Fund. The Portfolio Managers, however, will not be liable for actions taken or omitted in good faith and believed to be within the authority conferred by their portfolio management agreements and without willful misfeasance, bad faith or gross negligence.

         The Fund pays LAMCO an advisory fee of 0.60% per annum of the average daily net assets of the Fund. LAMCO in turn pays each Portfolio Manager of the Fund, including TCW and excluding OpCap Advisors, a fee, accrued daily and paid monthly, at the annual rate of 0.30% of the average daily net assets of that portion of the Fund's portfolio assets assigned to that Portfolio Manager. The agreement with OpCap Advisors provides for a fee of 0.40% per year of the average daily net asset value of the portion of the Fund's portfolio assigned to it up to $100 million and 0.30% of such average daily net asset value in excess of $100 million. OpCap Advisors has voluntarily agreed, however, to waive any fee in excess of 0.30% until the earlier of March 1, 2002 or the date the total of the Fund's net assets reaches $100 million. Any increase in the fee payable to OpCap Advisors following the expiration of its fee waiver agreement will be borne by LAMCO. No fees or payments have been made by the Fund to TCW or an affiliate of TCW during the Fund's fiscal year ended December 31, 1998.

Other Funds Managed by TCW

         In addition to the management services provided by TCW to the Fund, TCW also provides management services to other investment companies. Information with respect to the assets of and management fees payable to TCW by those funds having investment objectives similar to those of the Fund is set forth below:

Fund                                                            Total Net Assets at        Annual Management Fee
                                                                 November 15, 1999               as a % of
                                                                   (in millions)          Average Daily Net Assets
Enterprise Group of Funds, Inc. Equity Fund                            $18.9                       0.40%(1)
Enterprise Accumulation Trust Equity Portfolio                         $545                        0.40%(2)
SEI Institutional Investments Trust: Large Cap Fund                    $2,648                      0.20%
SEI Institutional Managed Trust: Large Cap                             $3,123                      0.20%
Growth Fund
TCW Galileo Select Equities Fund                                       $328.9                      0.75%
The Vantagepoint Funds Growth Fund                                     $2,666                      0.70%(3)

(1) Under the fund's management agreement, the fund pays TCW a fee at the annual rate of 0.40% of the first $100 million of the average daily net assets of the fund and 0.30% in excess of $100 million.
(2) Under the fund's management agreement, the fund pays TCW a fee at the annual rate of 0.40% of the first $1 billion of the average daily net assets of the fund and 0.30% in excess of $1 billion.
(3) Under the fund's management agreement, the fund pays TCW a fee at the annual rate of 0.70% of the first $25 million of the average daily net assets of the fund, 0.50% of the next $25 million of the average daily net assets of the fund, 0.45% of the next $50 million of the average daily net assets of the fund, 0.40% of the next $400 million of the average daily net assets of the fund and 0.35% in excess of $400 million.

Portfolio Transactions and Brokerage

         Each of the Fund's Portfolio Managers, including TCW, has discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for the portion of the Fund's portfolio assets allocated to it, and to select the markets in which such transactions are to be executed. The portfolio management agreements with the Fund provide, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Portfolio Manager is to seek to obtain best net price and execution for the Fund.

         The Portfolio Managers are authorized to cause the Fund to pay a commission to a broker or dealer who provides research products and services to the Portfolio Manager for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Portfolio Managers must determine in good faith, however, that such commission was reasonable in relation to the value of the research products and services provided them, viewed in terms of that particular transaction or in terms of all the client accounts (including the Fund) over which the Portfolio Manager exercises investment discretion. It is possible that certain of the services received by a Portfolio Manager attributable to a particular transaction will primarily benefit one or more other accounts for which investment discretion is exercised by the Portfolio Manager.

         The portfolio management agreements with the Fund's Portfolio Managers, including TCW, provide that LAMCO has the right to request that transactions giving rise to brokerage commissions, in amounts to be agreed upon from time to time between LAMCO and the Portfolio Manager, be executed by brokers and dealers (to be agreed upon from time to time between LAMCO and the Portfolio Manager) which provide research products and services to LAMCO or to the Fund or other accounts managed by LAMCO (collectively with the Fund, "LAMCO Clients"). The commissions paid on such transactions may exceed the amount of commissions another broker would have charged for effecting those transactions. Research products and services made available to LAMCO through brokers and dealers executing transactions for LAMCO Clients involving brokerage commissions include performance and other qualitative and quantitative data relating to investment managers in general and the Portfolio Managers in particular; data relating to the historic performance of categories of securities associated with particular investment styles; mutual fund portfolio and performance data; data relating to portfolio manager changes by pension plan fiduciaries; quotation equipment; and related computer hardware and software. All of these research products and services are used by LAMCO in connection with its selection and monitoring of portfolio managers (including the Portfolio Managers) for LAMCO Clients, the assembly of a mix of investment styles appropriate to LAMCO's Clients' investment objectives, and the determination of overall portfolio strategies.

         LAMCO from time to time reaches understandings with each of the Portfolio Managers as to the amount of the Fund's portfolio transactions initiated by such Portfolio Manager that are to be directed to brokers and dealers which provide research products and services to LAMCO. These amounts may differ among the Portfolio Managers based on the nature of the markets for the types of the securities managed by them and other factors.

         These research products and services are used by LAMCO in connection with its management of LAMCO Clients' portfolios, regardless of the source of the brokerage commissions. In instances where LAMCO receives from broker-dealers products or services which are used both for research purposes and for administrative or other non-research purposes, LAMCO makes a good faith effort to determine the relative proportions of such products or services which may be considered as investment research, based primarily on anticipated usage, and pays for the costs attributable to the non-research usage in cash.

         Further information concerning the Fund is contained in its semi-annual report to shareholders, which is obtainable free of charge by writing Liberty Funds Distributor, Inc., the Fund's distributor, at One Financial Center, Boston, Massachusetts 02111 or by calling 1-800-426-3750.

AL-087I-1099                                           Dated:  December 10, 1999